Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 19, 2003 (the “Commencement Date”), is between eLandia Solutions Incorporated, a Delaware corporation, with its principal executive offices at 4005 Windward Plaza Drive, 5th Floor - Suite 520, Alpharetta, Georgia 30005 (the “Company”), and Sidney D. “Trip” Camper, an individual resident at 2708 Barcelona Drive, Fort Lauderdale, Florida 33335 (“Employee”).

RECITALS

WHEREAS, Stanford Venture Capital Holdings, Inc., a Delaware corporation ( the “Investor” ) have entered into a Securities Purchase Agreement dated as of September 19, 2003 (the “2003 Purchase Agreement”) providing for the investment by the Investor of up to $1,600,000 in the Company and the making of this Agreement is a condition to closing of the transactions contemplated in the 2003 Purchase Agreement;

WHEREAS, the Company wishes to employ Employee, and Employee desires to accept employment with the Company, by entering into a written agreement to specify the terms and conditions of Employee’s employment with the Company;

AGREEMENT

NOW, THEREFORE, in consideration of Employee’s contemplated employment with the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS; USAGE

1.1.	Definitions

The following terms, as used in this Agreement, shall have the following meanings (unless otherwise expressly provided herein):

“2003 Purchase Agreement”—as defined in the first paragraph of this Agreement.

“Affiliate”—any person controlling, controlled by, or under common control with such party.

“Agreement”—as defined in the first paragraph of this Agreement.

“assigns”—as defined in Section 3.10.

“Board”—the Board of Directors of the Company.

“Commencement Date”—as defined in the first paragraph of this Agreement.

“Company”—as defined in the first paragraph of this Agreement.

“Employee”—as defined in the first paragraph of this Agreement.

“Goodwill”—the intangible value of the relationship between the Company and its customers, Principals, vendors, lenders, and employees, whether developed by Employee on behalf of the Company or by other employees or shareholders of the Company.

“Inventions”—as defined in Section 2.7(a).

“prevailing party”—as defined in Section 3.4.

“Principal”—as defined in Section 2.9(d).

“Salary”—as defined in Section 2.4(a).

“successors”—as defined in Section 3.10.

“Term”—as defined in Section 2.3.

1.2.	Usage

In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender or, in the case of an entity, the neuter;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) “or” is used in the inclusive sense of “and/or”;

(i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

2.	EMPLOYMENT PROVISIONS

2.1.	Employment

The Company hereby employs Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

2.2.	Duties; Location of Employment

Employee shall be employed as President, and such other positions of the Company (including as director or officer of a subsidiary or affiliate) to which he may be appointed by the Board. Employee agrees to devote his full business time and best efforts to the performance of the duties attendant to his executive position with the Company. During the term of this Agreement, Employee shall not enter the employ of or serve as an employee or consultant to, or in any way perform any services with or without compensation to, any other person, business or organization without the prior written consent of the Company.

2.3.	Term

The term of employment of Employee hereunder (the “Term”) shall commence on the Commencement Date and terminate two years thereafter, unless earlier terminated by either party on a date specified in a notice of termination delivered to the other party not less than sixty (60) days prior to the specified date of early termination.

2.4.	Compensation and Benefits

In consideration for the services of Employee hereunder, the Company shall compensate Employee as follows:

(a) Salary. The Company shall pay Employee commencing upon Closing of the 2003 Securities Purchase Agreement, in accordance with its regular payroll policies, a salary at an annual rate of $100,000.00 (the “Salary”), payable in accordance with the usual payroll policies of the Company; provided that the amount of the Salary shall be increased to an annual rate of $180,000.00 retroactive to the Commencement Date in the event that prior to December 31, 2003 the Company has entered into a Statement of Work for the US Coast Guard National Distress and Response System Modernization Project Phase II for the Southeastern United States with General Dynamics Decision Systems, Inc. (“General

Dynamics”) in substantially the same form as the Statement of Work for the US Coast Guard National Distress and Response System Modernization Project Phase II for the Western United States between General Dynamics and Communications Services, Inc. dated March 11, 2003 with the financial terms that will enable the Company to meet the projected levels of revenues, margins, gross profit and net income set forth in the projections heretofore provided to the Investor.

(b) Bonus. The Board may declare bonuses to reward the efforts of Employee from time to time based upon the profits of the Company and other factors related to performance that the Board deems relevant in its sole discretion.

(c) Vacation. Employee shall be entitled to three (3) weeks paid vacation per year. Unless otherwise approved by the Board, accrued vacation not taken in any calendar year shall not be carried forward and used in the next subsequent calendar year. Cash will not be paid in lieu of unused vacation time during the term of this Agreement or upon termination.

(d) Insurance Benefits. The Company may provide health and insurance benefits for Employee under the health and insurance plans as may be maintained by the Company for its full-time, salaried employees.

(e) Automobile. Throughout the term of this Agreement, the Company will reimburse Employee for the reasonable expenses incurred in connection with its operation when used for business purposes.

(f) Other Benefits. The Company shall provide other benefits to Employee in such other programs, in the Company’s sole discretion, that are generally applicable to those employees of the Company in the same or similar positions of Employee.

2.5.	Expenses

The parties anticipate that in connection with the services to be performed by Employee pursuant to the terms of this Agreement, Employee will be required to make payments for travel, entertainment of business associates and similar expenses. The Company shall reimburse Employee for all reasonable expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder. Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Board may reasonably establish from time to time.

2.6.	Termination

(a) General. Employee’s employment hereunder shall commence on the Commencement Date and continue until the end of the term specified in Section 2.3, except that the employment of Employee hereunder shall terminate prior to such time in accordance with the provisions of Section 2.3 or, if earlier, with the following:

(i) Death. Upon the death of Employee during the term of his employment hereunder.

(ii) For Cause. For Cause immediately upon written notice by the Company to Employee. A termination shall be for “Cause” if:

(1) Employee is indicted or charged with, or convicted, pleads guilty or nolo contendere, or receives deferred adjudication with respect to a misdemeanor involving moral turpitude or any felony; or

(2) Employee, after notice and reasonable opportunity for cure, fails to cure a material breach of any of the covenants, terms and provisions hereof or fails to obey reasonable written directions delivered to Employee by the Board.

(iii) Mutual Agreement; Resignation. Upon mutual consent of Employee and the Company or by resignation of Employee delivered to the Board.

2.7.	Inventions

(a) Inventions Defined. All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of the Company, whether or not patentable, copyrightable or reduced to writing, that Employee may discover, invent or originate during the term of his employment hereunder, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Employee hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

(b) Covenant to Assign and Cooperate. Without limiting the generality of the foregoing, Employee shall assign and transfer to the Company the world-wide right, title and interest of Employee in the Inventions. Employee agrees that the Company may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in the Company’s name in such countries as may be determined solely by the Company. Employee shall communicate to the Company all facts known to Employee relating to the Inventions and shall cooperate with the Company’s reasonable requests in connection with vesting title to the Inventions and related patents exclusively in the Company and in connection with obtaining, maintaining and protecting the Company’s exclusive patent rights in the Inventions.

(c) Successors and Assigns. Employee’s obligations under this Section 2.7 shall inure to the benefit of the Company and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of the Company in the Inventions.

(d) Work Made For Hire. Employee acknowledges that any copyrightable contributions made by Employee to the Inventions were prepared by the Employee within the scope of his employment by the Company within the meaning of 17 U.S.C. § 101. In no way limiting the foregoing, Employee agrees that portions of the Inventions developed by Employee for the Company constitute contributions to one or more collective works and that the Employee and the Company agree for purposes of 17 U.S.C. § 101 that such portions constitute works made for hire.

2.8.	Confidential Information

(a) Acknowledgment of Proprietary Interest. Employee acknowledges the proprietary interest of the Company in all Confidential Information. Employee agrees that all Confidential Information learned by Employee during his employment with the Company or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the exclusive property of the Company. Employee further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to the Company.

(b) Confidential Information Defined. “Confidential Information” means all information of the Company not made publicly available by the Company, including without limitation information derived from reports, investigations, experiments, research and work in progress, methods of operation, market data, proprietary computer programs and codes, drawings, designs, plans and proposals, marketing and sales programs, client lists, historical financial information and financial projections, pricing formulae and policies, all other concepts, ideas, materials and information prepared or performed for or by the Company and all information related to the business, products, purchases or sales of the Company or any of its suppliers and customers, other than information that (i) is in the public domain through no act or omission of Employee, or (ii) is received from a third party with no similar restrictions.

(c) Covenant Not To Divulge Confidential Information. The Company is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by the Company, Employee agrees at all times during the term of his employment hereunder and for five years thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Company to further the business of the Company, and not to use except in the pursuit of the business of the Company, the Confidential Information, without the prior written consent of the Company.

(d) Return of Materials at Termination. In the event of any termination or cessation of his employment with the Company for any reason, Employee shall promptly deliver to the Company all documents, data and other information derived from or otherwise pertaining to Confidential Information. Employee shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information. Employee shall execute such certificates as the Company shall request confirming return of Confidential Information.

2.9.	Noncompetition; Non-Solicitation; Corporate Opportunities.

(a) Noncompetition. Until the second anniversary of termination of Employee’s employment hereunder, Employee shall not engage directly or indirectly, alone or as a shareholder, partner, director, officer, member, manager, agent, representative, consultant, employee of or employee to any other business organization, in any business activities in the territories represented by the Company (the “Designated Territories”), which currently consist of the United States, that:

(i) relate to the product lines, suppliers or customers of the Company existing at termination of Employee’s employment hereunder (the “Designated Industry”); or

(ii) were either conducted by the Company prior to the termination of Employee’s employment hereunder or proposed to be conducted by the Company at the time of such termination.

Employee’s noncompetition obligations hereunder shall not preclude Employee from owning less than one percent (1%) of the common stock of any publicly traded corporation conducting business activities in the Designated Industry.

(b) Corporate Opportunities. Employee agrees at all times during the term of his employment hereunder Employee shall offer to the Company in writing any opportunity of which he becomes aware that relates to the Business to the Company. The “Business” consists of Wi-Fi sales and services and telecommunications and data communications construction and management services.

(b) Severability. If at any time the provisions of this Section 2.9 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 2.9 shall be considered divisible and shall be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Employee agrees that this Section 2.9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(c) Associations with Co-Workers. Employee agrees that during his retention and for fiveyears following the termination of this Agreement for any reason, neither he nor his affiliates will, by himself or by acting in concert with others, employ or solicit or attempt to employ or solicit for any employment any of the Company’s current or former employees. Employee and his affiliates will not, either directly or indirectly or by acting in concert with others, seek to induce or influence any employee to leave the Company’s employment.

(d) Solicitation of Principals and Customers. Employee agrees that during his employment and for two years following the termination of this Agreement for any reason, neither he nor his affiliates will, by himself or by acting in concert with others, solicit any of the Company’s Principals, prospective Principals, customers or prospective customers in the Designated Territories existing as of the date of termination or take any other action to divert business from the Company or influence any vendor, supplier, customer or potential customer of the Company to cease doing business with the Company. For purposes hereof, “Principal” shall refer to those manufacturers and distributors whom the Company represents in the Designated Industry.

(e) Further Acknowledgements Regarding Non-Competition, Non-Solicitation and Corporate Opportunities. Employee acknowledges and agrees that:

(i) the restrictions set forth above are ancillary to, and are necessary to protect the legitimate business interests that were the subject of the 2003 Purchase Agreement, and otherwise enforceable agreements executed in connection therewith, including the provisions of this Agreement regarding the disclosure, ownership and use of Confidential Information, Goodwill and corporate opportunities of the Company;

(ii) the limitations as to time, geographical area, and scope of activity to be restrained by this Section 2.9 are reasonable and acceptable to the Employee, and do not impose any greater restraint than is reasonably necessary to protect the Goodwill and other business interests of the Company;

(iii) the performance by the Employee of the covenants and agreements contained herein, and the enforcement by the Company of the provisions contained herein, will cause no undue hardship on the Employee;

(iv) the time period covered by the restrictive covenants contained in this Agreement will not include any period(s) of violation of any restrictive covenant or any period(s) of time required for litigation brought by the Company to enforce any covenant or in which Employee is in violation of his promises contained in this Section 2.9.; and

(v) The existence or assertion of any claim by Employee against the Company will not be a defense to the enforcement of the provisions of this Section 2.9.

3.	GENERAL PROVISIONS

3.1.	Representations of Employee

Employee represents that Employee’s execution of this Agreement, and performance of Employee’s obligations hereunder, will not conflict with, or result in a violation of or breach of, any other agreement to which Employee is a party or any judgment, order or decree to which Employee is subject. Employee certifies that Employee has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Employee from complying with the provisions hereof, and further certifies that Employee will not enter into any such conflicting agreement while in the employ of the Company.

3.2.	Withholding

All payments required to be made to Employee by the Company under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

3.3.	Attorney Fees

In the event of any litigation concerning any controversy, claim, or dispute between the parties to this Agreement which arises out of or relates to this Agreement or the breach or interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees, and costs incurred in the litigation or in the enforcement or collection of any judgment or award rendered therein. The term “prevailing party” means the party determined by the court to have most nearly prevailed, even if such party did not prevail in all matters, and not necessarily the party in whose favor a judgment is rendered. In the event any party defaults under this Agreement, such defaulting party shall pay all the expenses, attorneys’ fees, and costs incurred by the other party in connection with such default, whether or not any litigation is commenced.

3.4.	Notices

All notices, Consents, waivers, and other communications required or permitted by this Agreement must be in writing and will be deemed to have been given to a party when:

(a) Delivered to the appropriate address by hand or by nationally recognized overnight courier service, costs prepaid (with written confirmation of receipt);

(b) Sent by facsimile or email with confirmation of transmission by the transmitting equipment; or

(c) Received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the addresses set forth above, or the facsimile numbers or email addresses and in the case of the Company marked to the attention of the Chairman of the Board (or to such other address, facsimile number, email address or Person as a party may designate by notice to the other parties).

3.5.	Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

3.6.	Waivers

No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

3.7.	Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

3.8.	Captions

The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

3.9.	Binding Agreement; Assignment

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the Company and Employee and their respective heirs, personal representatives, and successors and assigns. The Company shall have the right to assign this Agreement to any affiliate or to its successors or assigns only upon the prior written consent of Employee. The terms “successors” and “assigns” shall include any person, corporation, partnership, or other entity that buys all or substantially all of the Company’s assets or all of its stock or with which the Company merges or consolidates. The rights, duties, or benefits of Employee under this Agreement are personal to him and no such right, duty, or benefit may be assigned by Employee to any other person.

3.10.	Governing Law

This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Florida, without regard to its choice of law principles. The parties hereby agree to submit to the exclusive jurisdiction of the courts of competent jurisdiction in Miami-Dade County, Florida in respect of any dispute arising out of the employment of Employee by the Company or the termination thereof. THE PARTIES HEREBY WAIVE TRIAL IN A COURT OF LAW OR BY JURY.

EXECUTED as of the date and year first above written.

THE COMPANY:

eLandia Solutions, Incorporated

By:	Eddie G. Crowston
Its:	Chief Operating Officer

EMPLOYEE:

Sidney D. “Trip” Camper